Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 26, 2010) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended October 2, 2010. Net sales for the second fiscal quarter were $22,359,000, a 3% decrease compared to the prior quarter of $23,155,000 and a 41% increase compared to $15,875,000 in the same quarter last year. On a GAAP basis, net income in the second fiscal quarter was $3,822,000, or $0.29 per diluted share, as compared with $4,108,000 or $0.32 per diluted share in the prior fiscal quarter, and $1,083,000 or $0.08 per diluted share in the same quarter of the prior fiscal year.

For the first six months ended October 2, 2010, net sales were $45,514,000 compared to $29,430,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $7,930,000, or $0.61 per diluted share, as compared with $1,988,000, or $0.15 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the second quarter of fiscal 2011 were $0.35, excluding pre-tax employee stock-based compensation of $818,000, compared with $0.37 in the prior quarter, excluding pre-tax employee stock based-compensation of $759,000, and $0.15 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $835,000. For the six months ended October 2, 2010, non-GAAP net income per diluted share was $0.72, excluding pre-tax employee stock-based compensation of $1,577,000, as compared to $0.28 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $1,655,000.

“The general market softness for LCD TVs with LED backlighting was the major cause of our overall sequential sales decline of 3%. This softness caused excess channel inventory of our LED drivers used in these TVs, which resulted in some of our customers requesting that we halt scheduled shipments of our drivers during the last two weeks of our second fiscal quarter,” stated Dr. Henry C. Pao, President and CEO. “Fortunately, the global demand for our products for medical ultrasound systems was high, especially our new high voltage pulsers and T/R switches, which are being designed into many new models and are starting production ramp. The sequential growth of our medical electronics was 7%. Telecom and imaging product sales were down sequentially at 6% and 4%, respectively. Coming out of the recession, through the first half of fiscal 2011, our total sales have increased 55%, with all of our target markets having grown at double-digit rates. For our third fiscal quarter, although orders for our telecom products have increased significantly, we project our overall sales to be flat to 5% lower sequentially due to the normal seasonality decline in medical ultrasound products and continued softness in the demand for LCD TVs with LED backlighting. We believe the decline in LED driver sales for LCD TV backlighting is temporary and will recover once the inventory in the channel is reduced to normal levels.”

“Gross margin for the second fiscal quarter was 56%, compared to 57% last quarter. Our fab capacity utilization remained high, at 71% vs. 76% last quarter,” added Dr. Pao. “We have a large number of new products under development with many about to be introduced.  At the same time, we have streamlined our R&D operations to control costs. Selling, general and administrative expenses were 17% higher sequentially due primarily to an increase in asset value of our non-qualified deferred compensation plan. This expense is offset in other income. Our tax rate was 34%, about the same as in the prior quarter. Inventories increased $2.9 million in the quarter, primarily due to reduced shipments at our customers’ request, resulting from excess channel inventory of our LED drivers for backlighting LCD TVs, as described earlier. We generated approximately $4.2 million in operating cash flow in the quarter, extending our trend of consecutive positive cash flow quarters to 74. For the third fiscal quarter we forecast gross margin to be 55%-57% and our tax rate to be approximately 33%.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our expectations that third fiscal quarter sales will be flat to 5% lower sequentially; gross margin will be 55% to 57%; and our tax rate will be 33% together with our beliefs that during the third fiscal quarter we will experience the normal seasonality decline in sales of our medical ultrasound products and continued softness in the demand for LCD TVs with LED backlighting and that the decline in LED driver sales for LCD TV backlighting is temporary and will recover once the inventory in the channel is reduced to normal levels.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion,  whether we encounter production issues in device manufacturing or moving new products from engineering into production,  and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 26, 2010, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Hernan DeGuzman and VP, Finance & CFO, Phil Kagel, will present an overview of the second fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-862-9098 (domestic) or 785-424-1051 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 p.m. EDT, November 26, 2010 at 800-283-4783 (domestic) and 402-220-0859 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results. Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	October 2, 2010	April 3, 2010
	(in thousands)
ASSETS
Cash and cash equivalents	$16,851	$10,153
Short term investments	101,623	76,860
Trade accounts receivable, net	12,037	10,786
Inventories	19,397	15,450
Deferred income taxes	7,819	8,162
Prepaid income taxes	2,268	2,456
Prepaid expenses and other current assets	2,851	3,726
Total current assets	162,846	127,593
Long term investments	47,300	65,000
Property, plant and equipment, net	6,397	6,791
Other assets	665	580
Deferred income taxes	4,329	5,254
TOTAL ASSETS	$221,537	$205,218

LIABILITIES
Trade accounts payable	$5,407	$3,748
Accrued salaries and employee benefits	12,559	11,430
Other accrued liabilities	1,440	1,167
Deferred revenue	4,467	3,962
Income taxes payable	241	15
Total current liabilities	24,114	20,322
Income taxes payable, noncurrent	5,219	4,520
Total liabilities	29,333	24,842

SHAREHOLDERS' EQUITY
Common stock	66,941	64,296
Accumulated other comprehensive loss	(1,313)	(2,566)
Retained earnings	126,576	118,646
Total shareholders' equity	192,204	180,376
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$221,537	$205,218

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Net sales	$22,359	$15,875	$45,514	$29,430
Cost of sales(1)	9,819	8,474	19,780	14,899
Gross profit	12,540	7,401	25,734	14,531
Research and development(1)	3,620	3,604	7,131	7,609
Selling, general and administrative(1)	3,861	3,158	7,172	5,948
Income from operations	5,059	639	11,431	974
Interest and other income, net	723	853	634	1,639
Income before income taxes	5,782	1,492	12,065	2,613
Provision for income taxes	1,960	409	4,135	625
Net income	$3,822	$1,083	$7,930	$1,988
Net income per share:
Basic	$0.29	$0.08	$0.61	$0.15
Diluted	$0.29	$0.08	$0.61	$0.15
Shares used in per share computation:
Basic	12,991	12,902	12,974	12,893
Diluted	13,048	12,987	13,044	12,977

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$179	$196	$329	$344
Research and development	$323	$342	$676	$731
Selling, general and administrative	$316	$297	$572	$580

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
GAAP net income	$3,822	$1,083	$7,930	$1,988
Adjustment for stock-based compensation included in:
Cost of sales	179	196	329	344
Research and development	323	342	676	731
Selling, general and administrative	316	297	572	580
Subtotal	818	835	1,577	1,655
Tax effect of stock-based compensation	(36)	(26)	(59)	(51)
Non-GAAP net income excluding employee stock-based compensation	$4,604	$1,892	$9,448	$3,592

Non-GAAP net income per share:
Basic	$0.35	$0.15	$0.73	$0.28
Diluted	$0.35	$0.15	$0.72	$0.28
Shares used in per share computation:
Basic	12,991	12,902	12,974	12,893
Diluted	13,048	12,987	13,044	12,977

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Shares used in per share computation: Diluted	13,048	12,987	13,044	12,977

DILUTED:
GAAP net income per share	$0.29	$0.08	$0.61	$0.15
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.02	0.02	0.03
Research and development	0.03	0.03	0.05	0.06
Selling, general and administrative	0.02	0.02	0.04	0.04
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.35	$0.15	$0.72	$0.28